Exhibit 8.3

Opinion of Cadwalader, Wickersham & Taft LLP

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

April 12, 2016

c/o General Counsel’s Office

P.O. Box 1

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

Ladies and Gentlemen:

As special U.S. tax counsel to The Toronto-Dominion Bank (the “Company”) in connection with the registration of $2,000,000,000 initial offering price of senior unsecured debt securities (on a delayed and continuous basis) by the Company, pursuant to the base prospectus dated July 28, 2014 (“Base Prospectus”), prospectus supplements (“Prospectus Supplement”), free writing prospectuses (“FWP”) and pricing supplements (“Pricing Supplement” and together with the Base Prospectus, Prospectus Supplement and FWP, the “Prospectus”) that forms a part of the registration statement on Form F-3 (Registration No. 333-197364) of the Company filed with the Securities and Exchange Commission on July 11, 2014 (the “Registration Statement”) to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions that refer to our name set forth under the heading “Supplemental discussion of U.S. Federal Income Tax Consequences” contained in the Pricing Supplements in the Registration Statement are our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us under the above-specified headings in the Prospectus in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP